                                  FORM 51-102F3
                             MATERIAL CHANGE REPORT

ITEM 1   NAME AND ADDRESS OF COMPANY

Algonquin Power Income Fund (the "Fund")
2845 Bristol Circle
Oakville, Ontario
L6H 7H7

ITEM 2   DATE OF MATERIAL CHANGE

June 30, 2006

ITEM 3   NEWS RELEASE

A news release in respect of the material change was issued on June 30, 2006 through Canada Newswire. A copy of the Fund's June 30, 2006 news release is attached as Schedule "A".

ITEM 4   SUMMARY OF MATERIAL CHANGE

The Fund announced that all of the terms and conditions of the offer dated May
15, 2006 made by Algonquin (AirSource) Power LP to purchase all of the outstanding units of AirSource Power Fund I LP have been satisfied.

ITEM 5   FULL DESCRIPTION OF MATERIAL CHANGE

The press release attached as Schedule "A", issued on June 30, 2006, contains a full description of the material change.

ITEM 6   RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

Not applicable.

ITEM 7   OMITTED INFORMATION

Not applicable.

ITEM 8   EXECUTIVE OFFICER

Further information can be obtained from Peter Kampian, Chief Financial Officer of the Fund, at 905-465-4500.

ITEM 9   DATE OF REPORT

July 4, 2006

                                  SCHEDULE "A"
                                  PRESS RELEASE

    ALGONQUIN POWER INCOME FUND ANNOUNCES RESULTS OF TAKE-OVER BID FOR UNITS
                          OF AIRSOURCE POWER FUND I LP

OAKVILLE, ONTARIO- JUNE 30, 2006 - Algonquin Power Income Fund ("Algonquin")
announced today that all of the terms and conditions of the offer ("Offer")
dated May 15, 2006 made by Algonquin (AirSource) Power LP (the "Offeror") to purchase all of the outstanding units ("Units") of AirSource Power Fund I LP
("AirSource") have been satisfied. All of the non-exchangeable units of the
Offeror are owned indirectly by Algonquin and the general partner of the Offeror is owned by Algonquin Power Management Inc., the manager of Algonquin.

A total of 6,003,910 Units, or approximately 92.4% of the outstanding Units, were deposited in acceptance of the Offer. Neither Algonquin, nor the Offeror, nor any person acting jointly or in concert with them, owned any Units prior to the completion of the Offer.

In accordance with the terms of the Offer, which expired at 5:00 p.m. (Toronto time) on June 29, 2006, holders of Units elected to receive either an exchangeable unit ("Exchangeable Unit") for each Unit tendered or 0.9808
Algonquin trust units ("Algonquin Units") for each Unit tendered. The value of the consideration offered is approximately $10.00 per Unit based on the volume weighted average price of the Algonquin Units on the Toronto Stock Exchange for
the 20 trading days ending May 9, 2006. The total number of Exchangeable Units to be delivered pursuant to the Offer is 3,863,554 and the total number of
Algonquin Units to be delivered pursuant to the Offer is 2,099,261. The Offeror has taken up all Units deposited to the Offer and, in accordance with the elections received, will pay for them with Exchangeable Units or Algonquin
Units, as applicable, as soon as practicable.

Having acquired more than 90% of the outstanding Units pursuant to the Offer, the Offeror intends to exercise the compulsory acquisition right under the
AirSource limited partnership agreement to acquire the remaining Units that the
Offeror did not acquire pursuant to the Offer.

ABOUT ALGONQUIN POWER INCOME FUND

Algonquin Power Income Fund is an open-ended investment trust that owns and has interests in a diverse portfolio of power generating and infrastructure assets across North America, including 48 hydroelectric facilities, five natural gas-fired cogeneration facilities, 17 alternative fuels facilities and 15 water reclamation and distribution facilities. Algonquin Power Income Fund was established in 1997 to provide unitholders with sustainable, highly stable and growing cash flows through a diversified portfolio of energy and infrastructure assets. Algonquin Power Income Fund's units and convertible debentures are traded on the Toronto Stock Exchange under the symbols APF.UN & APF.DB, and units are included in the S&P/TSX Composite Index. More information about
Algonquin Power Income Fund can be found at www.algonquinpower.com.

FOR FURTHER INFORMATION, PLEASE CONTACT:
Ms. Kelly Castledine
Algonquin Power Income Fund

                                      - 2 -

and Algonquin (AirSource) Power LP
2845 Bristol Circle
Oakville, Ontario
L6H 7H7
Telephone: (905) 465-4500
E-mail: APIF@algonquinpower.com
Web Page: www.algonquinpower.com